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           Exhibit 11 - Statement Re:  Computation of Basic and Diluted
                          Earnings Per Share (Unaudited)

   				  Three Months Ended September 30,      Nine Months Ended September 30,
            					1999       		1998		               1999	          1998


BASIC EARNINGS
 PER SHARE

	Net Income	     $  7,083	   $ 6,060       		      $20,012	       $17,001
		               ========    =======               =======        =======
	Weighted
  average shares
  	outstanding    	13,604     13,643	               13,636	        13,575
                  =======    =======               =======        =======

	Basic earnings
  per share	     $    .52	   $   .44		             $  1.47	       $  1.25
                 ========    =======               =======        =======

DILUTED EARNINGS
 PER SHARE

	Weighted average
  number of	shares
  outstanding	     13,604      13,643	        	     13,636	        13,575
                 ________     _______              _______        _______

	Net effect of
  dilutive stock
 	options, based
  on the treasury
 	stock method		        2	         -		                   1             -
                 ________     ________              _______        ________

	Total diluted
  shares used in
 	computation		    13,606	      13,643	       	      13,637     	    13,575
                 ========      =======              =======         =======

	Diluted earnings
 per share	       $   .52	     $   .44		            $  1.47	        $   1.25
                 ========      =======              =======         =========

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